Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
ENCORE WIRE CORPORATION
     FIRST: The name of the Corporation is Encore Wire Corporation.
     SECOND: The address of its registered office in Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19601, and the name of its registered agent at such address is The Corporation Trust Company.
     THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Seven Million (7,000,000), consisting of:
     (i) Two Million (2,000,000) shares having a par value of One Cent ($0.01) each, to be designated “Convertible Preferred Stock”; and
     (ii) Five Million (5,000,000) shares having a par value of One Cent ($0.01) each, to be designated “Common Stock”.
A complete statement of the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each class of capital stock of the Corporation is set forth below:
     Section 1. Voting Rights.
     (a) Convertible Preferred Stock. Except as otherwise provided by law or in Section 6 below, the holders of Convertible Preferred Stock shall have no right or power to vote on any question or in any proceeding.
     (b) Common Stock. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation on the record date for the determination of stockholders entitled to notice of and to vote at any annual or special meeting of stockholders.
     Section 2. Dividends.
     (a) Convertible Preferred Stock. Dividends may be paid to the holders of record of outstanding shares of Convertible Preferred Stock when and as declared by the Board of Directors of the Corporation from time to time out of the funds of the Corporation at the time legally available therefor.
     (b) Common Stock. Dividends may be paid to the holders of record of outstanding shares of Common Stock when and as declared by the Board of Directors of the Corporation from time to time out of the funds of the Corporation at the time legally available therefor; provided, however, that no dividend (other than a dividend of shares of Common Stock) may be paid on the outstanding Common Stock unless a dividend of an equal amount per share is at the same time paid on the outstanding shares of the Convertible Preferred Stock. If the number of shares of Common Stock outstanding at any time after the date of issuance of the Convertible Preferred Stock is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then no dividends (other than a dividend of shares of Common Stock) shall be paid on the outstanding Common Stock unless a dividend is paid on the outstanding shares of the Convertible Preferred Stock in a per share amount equal to the product of the amount of the per share dividend proposed to be paid on the Common Stock multiplied by the percentage that the amount of outstanding shares of Common Stock immediately after the stock dividend, subdivision or split-up is of the amount of outstanding shares of Common Stock immediately prior to such stock dividend, subdivision or split-up.
     Section 3. No Redemption. The outstanding shares of Convertible Preferred Stock and the outstanding shares of Common Stock of the Corporation shall not be callable or redeemable by the Corporation. Any shares of Convertible Preferred Stock or Common Stock otherwise purchased or acquired by the Corporation shall have the status of treasury shares until such time as the shares are cancelled pursuant to the provisions of the General Corporation Law of the State of Delaware.
     Section 4. Preference on Liquidation, Dissolution or Winding Up.
     (a) Definition. A consolidation or merger of the Corporation, a sale or transfer of substantially all of its assets as an entirety or any purchase or redemption of stock of the Corporation of any class, shall not be regarded as “liquidation, dissolution or winding up of the affairs of the Corporation” within the meaning of this Section 4.
     (b) Distribution of Assets. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Convertible Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, and before any distribution of any assets to the holders of Common Stock, a preferential liquidating payment equal to One Dollar ($1.00) per share of Convertible Preferred Stock.
     (c) Partial Payments to be Made Ratably. If, in the event of any such liquidation, dissolution or winding up of the Corporation, the assets available for distribution to the stockholders of the Corporation are insufficient to permit the payment of the full preferential liquidating payment to the holders of outstanding Convertible Preferred Stock, the entire amount of such assets shall be distributed ratably to the holders of the outstanding Convertible Preferred Stock of the Corporation in proportion to the full preferential amounts to which they are respectively entitled.
     (d) Distribution to Holders of Common Stock. If upon such liquidation, dissolution or winding up, the assets of the Corporation are sufficient to permit the payment of $1.00 per share to each holder of Convertible Preferred Stock, then the remainder of the assets of the Corporation, if any, after the distributions as aforesaid shall be distributed and divided (i) among the holders of Convertible Preferred Stock and Common Stock then outstanding so that each such holder receives the same per share distribution (unless the number of shares of Common Stock outstanding is increased as described in (ii) below) or (ii) if the number of shares of Common Stock outstanding at any time after the date of issuance of the Convertible Preferred Stock is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then among the holders of Convertible Preferred Stock and Common Stock then outstanding with each holder of Convertible Preferred Stock getting a per share distribution equal to the product of the distribution to be paid for each share of Common Stock multiplied by the percentage that the amount of outstanding shares of Common Stock immediately after the stock dividend, subdivision or split-up is of the amount of outstanding shares of Common Stock immediately prior to such stock dividend, subdivision or split-up.
     Section 5. Conversion Right. The Convertible Preferred Stock shall be convertible into Common Stock as follows:
     (a) Optional Conversion. Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Convertible Preferred Stock shall have the right at such holder’s option, at any time or from time to time, from and after the date of original issuance thereof, to convert all or any part of such holder’s shares of Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock upon the terms hereinafter set forth.
     (b) Number of Shares. Each share of Convertible Preferred Stock shall be convertible into one share of Common Stock, subject to adjustment as described in subsection 5(e).
     (c) Mechanics of Conversion. The holder of any shares of Convertible Preferred Stock may exercise the conversion right specified in subsection 5(a) by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice stating that the holder elects to convert all, or a specified portion of, the shares represented thereby. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made, and any such date is referred to herein as the “Conversion Date”. Subject to the provisions of clause (v) of subsection 5(e), as promptly as practicable thereafter the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled rounded up to the next whole share as provided in subsection 5(d). Subject to the provisions of clause (v) of subsection 5(e), the person in whose name the certificate or certificates of Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date.
     (d) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Convertible Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Convertible Preferred Stock, the number of full shares of Common Stock issuable upon conversion thereof shall be increased to the next higher number of whole shares.

     (e) Conversion Adjustments. The securities or other property deliverable upon conversion of the Convertible Preferred Stock shall be subject to adjustment from time to time as follows:
     (i) Stock Dividends. If the number of shares of Common Stock outstanding at any time after the date of issuance of the Convertible Preferred Stock is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then immediately after the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend or the effective date of such subdivision or split-up, as the case may be, the number of shares of Common Stock into which each share of Convertible Preferred Stock is convertible shall be increased so that the holder of any shares of Convertible Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock of the Corporation which he would have owned immediately following such action had such shares of Convertible Preferred Stock been converted immediately prior thereto.
     (ii) Combination of Stock. If the number of shares of Common Stock outstanding at any time after the date of issuance of the Convertible Preferred Stock is decreased by a combination or reverse stock split of the outstanding shares of Common Stock, then, immediately after the effective date of such combination or reverse stock split, the number of shares of Common Stock into which each share of Convertible Preferred Stock is convertible shall be decreased so that the holder of any shares of Convertible Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock of the Corporation which he would have owned immediately following such action had such shares of Convertible Preferred Stock been converted immediately prior thereto.
     (iii) Reorganizations. In case of any capital reorganization of the Corporation, or of any reclassification of the Common Stock, or in case of the consolidation of the Corporation with or the merger of the Corporation with or into any other person or of the sale, lease or other transfer of all or substantially all of the assets of the Corporation to any other person, or in the case of any distribution of cash or other assets or of notes or other indebtedness of the Corporation or any other securities of the Corporation (except Common Stock) to the holders of its Common Stock, each share of Convertible Preferred Stock shall, after such capital reorganization, reclassification, consolidation, merger, sale, lease or other transfer or such distribution, be convertible into the number of shares of stock or other securities or property to which the Common Stock issuable (at the time of such capital reorganization, reclassification, consolidation, merger, sale, lease or other transfer or such distribution), upon conversion of such share of Convertible Preferred Stock would have been entitled upon such capital reorganization, reclassification, consolidation, merger, sale, lease or other transfer or such distribution in place of (or in addition to, in the case of any such event after which Common Stock remains outstanding) the shares of Common Stock into which such share of Convertible Preferred Stock would otherwise have been convertible; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Convertible Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any share of stock or other securities or property thereafter deliverable on the conversion of the shares of Convertible Preferred Stock.

     (iv) Rounding of Calculations; Adjustments. All calculations under this subsection 5(e) shall be made to the nearest one-thousandth (1/1000th) of a share. If the events described in (i), (ii) or (iii) of this subsection 5(e) occur more than once, the procedures in those clauses shall be repeated so that each holder of Convertible Preferred Stock is left with in substance the same economic conversion rights that such holder had prior to the occurrence of the events described in (i), (ii) or (iii).
     (v) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this subsection 5(e) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event issuing to the holder of any share of Convertible Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock or other property issuable or deliverable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock or other property issuable or deliverable upon such conversion before giving effect to such adjustment; provided, however, that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares or other property, upon the occurrence of the event requiring such adjustment.
     (f) Statement Regarding Adjustments. Whenever there is an adjustment as provided in subsection 5(e), the Corporation shall forthwith file, at the office of any transfer agent for the Convertible Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the conversion ratio that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Convertible Preferred Stock at such holder’s address appearing on the Corporation’s records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subsection 5(g).
     (g) Notice to Holders. In the event the Corporation shall propose to take any action of the type described in clause (i), (ii) or (iii) of subsection 5(e), the Corporation shall give written notice to each holder of shares of Convertible Preferred Stock, in the manner set forth in subsection 5(f), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the conversion ratio and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Convertible Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action.

     (h) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock of the Corporation or other securities or property upon conversion of any shares of Convertible Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares or securities in the name other than that of the holder of the shares of Convertible Preferred Stock in respect of which such shares are being issued.
     (i) Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Convertible Preferred Stock remain outstanding, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Convertible Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Convertible Preferred Stock and set aside and keep available any other property deliverable upon conversion of all outstanding shares of Convertible Preferred Stock.
     (j) Approvals. If any shares of Common Stock or other securities to be reserved for the purpose of conversion of shares of Convertible Preferred Stock require registration with, or approval of, any governmental authority under any Federal or state law before such shares or other securities may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.
     (k) Valid Issuance. All shares of Common Stock or other securities which may be issued upon conversion of the shares of Convertible Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof and the Corporation shall take no action which will cause a contrary result.
     Section 6. Limitations. So long as any shares of Convertible Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or the written consent as provided by law, of the holders of at least two-thirds of the outstanding shares of Convertible Preferred Stock, voting as a class, (a) create, authorize or issue any class of stock ranking either as to payment of dividends or distribution of assets senior to or on parity with the Convertible Preferred Stock; (b) change the preferences, rights or limitations with respect to the Convertible Preferred Stock, in any material respect prejudicial to the holders thereof; or (c) increase the number of outstanding shares of Convertible Preferred Stock by a stock dividend payable in shares of Convertible Preferred Stock or by a subdivision or split-up of shares of Convertible Preferred Stock, or decrease the number of shares of Convertible Preferred Stock outstanding by a combination or reverse stock split of the outstanding shares of Convertible Preferred Stock.
     FIFTH: The name and address of the incorporator of the Corporation is David L. Emmons, 3300 First City Center, 1700 Pacific Avenue, Dallas, Texas 75201.
     SIXTH: The number of directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. The names and addresses of the persons who are to serve as its directors until the first annual meeting of its stockholders, and until their respective successors are duly elected and qualified, are as follows:

Name	Address

Vincent A. Rego	407 Thompson Drive
Richardson, Texas 75080

Donald M. Spurgin	178 Skyline
Plano, Texas 75074

A. A. Gingel	31010 San Clamente
Hayward, California 94920

James Mitchell	186 St. Thomas Way
Paradise Key
Tiberon, California 94920

Jack O’Neill	4410 West 82nd Trail
Prairie Village, Kansas 66208
     SEVENTH: To the fullest extent permitted by applicable law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which such director derived an improper benefit.
     Notwithstanding the foregoing provisions of this Article, if the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.
     Any repeal or amendment of this Article, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article, by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of this Corporation existing at the time of such repeal, amendment or adoption of an inconsistent provision.
     EIGHTH: In furtherance and not in limitation of the powers conferred by applicable law, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.
     NINTH: If the General Corporation Law of the State of Delaware, as amended, requires the approval of an action of the Corporation by the holders of a majority or a higher percentage of the outstanding stock of the Corporation entitled to vote thereon, the approval of the holders of at least two-thirds of the outstanding stock of the Corporation entitled to vote thereon shall be required for such action.
     TENTH: The Corporation shall not take action by written consent of less than all the stockholders entitled to vote on such action.
     IN WITNESS WHEREOF, the undersigned as executed this Certificate of Incorporation on this 4th day of April, 1989.

/s/ David L. Emmons
David L. Emmons

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ENCORE WIRE CORPORATION
     ENCORE WIRE CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
FIRST: That by unanimous written consent dated as of April 21, 1989, the Board of Directors of the Corporation adopted certain resolutions (i) proposing that the Certificate of Incorporation of the Corporation be amended in the manner set forth below, (ii) declaring the proposed amendment to be advisable and in the best interests of the Corporation and its stockholders and (iii) calling for the proposed amendment to be submitted to the stockholders of the Corporation for their approval and adoption by written consent. The resolution adopted by the Board of Directors of the Corporation setting forth the proposed amendment is as follows:
     RESOLVED, that the undersigned hereby deem it advisable and in the best interests of the Corporation and its stockholders and propose and recommend to the stockholders of the Corporation that subsection 5(e)(i) of Article FOURTH of the Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:
     (iii) Reorganizations. In case of any capital reorganization of the Corporation, or of any reclassification of the Common Stock, or in case of the consolidation of the Corporation with or the merger of the Corporation with or into any other person or of the sale, lease or other transfer of all or substantially all of the assets of the Corporation to any other person, or in the case of any distribution of cash or other assets (other than the distributions provided for in subsection 2(b) and subsection 4(d) of this Article) or of notes or other indebtedness of the Corporation or any other securities of the Corporation (except Common Stock) to the holders of its Common Stock, each share of Convertible Preferred Stock shall, after such capital reorganization, reclassification, consolidation, merger, sale, lease or other transfer or such distribution, be convertible into the number of shares of stock or other securities or property to which the Common Stock issuable (at the time of such capital reorganization, reclassification, consolidation, merger, sale, lease or other transfer or such distribution) upon conversion of such share of Convertible Preferred Stock would have been entitled upon such capital reorganization, reclassification, consolidation, merger, sale, lease or other transfer or such distribution in place of (or in addition to, in the case of any such event after which Common Stock remains outstanding) the shares of Common Stock into which such share of Convertible Preferred Stock would otherwise have been convertible; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Convertible Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any share of stock or other securities or property thereafter deliverable on the conversion of the shares of Convertible Preferred Stock.
     SECOND: That thereafter, pursuant to a unanimous written consent effective as of April 24, 1989, the proposed amendment was adopted by all of the holders of outstanding capital stock of the Corporation.
     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be executed on its behalf by Vincent A. Rego, its Chairman of the Board of Directors and attested by Donald M. Spurgin, its Secretary as of April 24, 1989.

ENCORE WIRE CORPORATION
By:	/s/ Vincent A. Rego
Vincent A. Rego,
Chairman of the Board of Directors

[Corporate Seal] ATTEST:
/s/ Donald M. Spurgin
Donald M. Spurgin
Secretary

CERTIFICATE OF CORRECTION FILED TO CORRECT
A CERTAIN ERROR IN THE CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION
OF ENCORE WIRE CORPORATION
FILED IN THE OFFICE OF THE SECRETARY OF STATE
OF DELAWARE ON APRIL 24, 1989
     Encore Wire Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:
     1. The name of the corporation is Encore Wire Corporation.
     2. That a Certificate of Amendment was filed by the Secretary of State of Delaware on April 24, 1989 and that said certificate requires correction as permitted by subsection (f) of section 103 of The General Corporation Law of the State of Delaware.
     3. The inaccuracy or defect of said certificate to be corrected is as follows: As the result of a typographical error, the instrument is an inaccurate record of the corporate action therein referred to. The quoted text of the resolution of the Board of Directors calling for the amendment of the Certificate of Incorporation incorrectly references the subsection of the Certificate of Authority to be amended. The reference to subsection 5(e)(i) should have referred to subsection 5(e)(iii).
     4. The first clause, ending with a colon, of the resolution of the Board of Directors set forth in Article First of the certificate is corrected to read as follows:
     RESOLVED, that the undersigned hereby deem it advisable and in the best interests of the Corporation and its stockholders and propose and recommend to the stockholders of the Corporation that subsection 5(e)(iii) of Article FOURTH of the Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

     IN WITNESS WHEREOF, said Encore Wire Corporation has caused this certificate to be signed by Vincent A. Rego, its Chairman of the Board of Directors, and attested by Donald M. Spurgin, its Secretary, this 25th day of April, 1989.

ENCORE WIRE CORPORATION
By:	/s/ Vincent A. Rego
Vincent A. Rego,
Chairman of the Board of Directors

ATTEST:
By:	/s/ Donald M. Spurgin
Donald M. Spurgin
Secretary

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION OF
ENCORE WIRE CORPORATION
     ENCORE WIRE CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
     FIRST: That the Board of Directors of the Corporation, in a properly constituted meeting thereof held on April 27, 1992, duly adopted the following resolution providing for the following amendments to the Certificate of Incorporation of the Corporation:
     RESOLVED, that the Board of Directors of the Corporation deems and declares it to be advisable and in the best interests of the Corporation and its stockholders, and proposes and recommends to the stockholders of the Corporation, that the Certificate of Incorporation of the Corporation be amended by changing Article FOURTH thereof in the following respects:
     1. By changing the first sentence of Article Fourth to read in its entirety as follows:
     “FOURTH: The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Twenty-Two Million (22,000,000), consisting of:
(i) Two Million (2,000,000) shares, par value $.01 per share, to be designated “Preferred Stock”; and
(ii) Twenty Million (20,000,000) shares, par value $.01 per share, to be designated “Common Stock”.”
     Upon this amendment to the Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”): (A) each outstanding share of Common Stock of the Corporation, par value $.01 per share (“Existing Shares”), shall be reclassified as and changed into 1.37 shares of Common Stock of the Corporation, par value $.01 per share (“New Shares”), without any action by the holder thereof, provided that no fractional shares shall result from such reclassification and change of Common Stock or constitute part of the New Shares, but rather the Corporation shall pay in cash to any stockholder who would be entitled to receive fractional shares upon such reclassification the fair value as of the Effective Time of any such fractional shares; (B) each certificate that represents Existing Shares outstanding immediately prior to the Effective Time shall thereafter be deemed to evidence that number of New Shares determined by multiplying the number of Existing Shares previously evidenced by such certificate by 1.37 and rounding down to the nearest whole number, and (C) each holder of Record of Existing Shares at the Effective Time shall thereafter be entitled to receive from the Corporation a certificate or certificates evidencing the number of New Shares that such Existing Shares are reclassified as and changed into pursuant to this amendment, upon the surrender by such holder to the Corporation of the certificate or certificates that represented such Existing Shares.
     2. By adding a new subsection 5(1) to Section 5 thereof to read in its entirety as follows:
     “(1) Each share of Convertible Preferred Stock shall be automatically converted into one share of Common Stock, subject to adjustment as described in subsection 5(e), concurrently with the receipt by the Corporation of the proceeds from the issuance of any debt or equity securities of the Corporation issued pursuant to a registration statement filed under the Securities Act of 1933, as amended, provided, that the Corporation receives no less than $5,000,000 in net proceeds pursuant to the offering.”
     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a unanimous written consent of the stockholders of the Corporation entitled to vote thereon was duly executed in accordance with Section 228(a) of the General Corporation Law of the State of Delaware approving said amendments.
     THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     FOURTH: That the capital of the Corporation will not be reduced under or by reason of said amendments.

     IN WITNESS WHEREOF, said Encore Wire Corporation has caused this certificate to be signed by Donald M. Spurgin, its President, and by Nicholas B. Vita, its Secretary, this 30th day of April, 1992.

ENCORE WIRE CORPORATION
By:	/s/ Donald M. Spurgin
Donald M. Spurgin, President

ATTEST:
By:	/s/ Nicholas B. Vita
Nicholas B. Vita, Secretary

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION OF
ENCORE WIRE CORPORATION
     ENCORE WIRE CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
     FIRST: That the Board of Directors of the Corporation, in a properly constituted meeting thereof held on April 27, 1992, duly adopted the following resolution providing for the following amendments to the Certificate of Incorporation of the Corporation:
     RESOLVED, that the Board of Directors of the Corporation deems and declares it to be advisable and in the best interests of the Corporation and its stockholders, and proposes and recommends to the stockholders of the Corporation, that the Certificate of Incorporation of the Corporation be amended in the following respects:
     1. By changing Article FOURTH thereof so that, as amended said Article FOURTH shall read in its entirety as follows:
     “FOURTH: Section 1. The total number of shares of all classes of stock which the corporation shall have authority to issue is Twenty-Two Million (22,000,000), consisting of:
     (i) Two Million (2,000,000) shares, par value $.01 per share, to be designated “Preferred Stock”; and
     (ii) Twenty Million (20,000,000) shares, par value $.01 per share, to be designated “Common Stock”.
     Section 2. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares thereof:
(a)	the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

(b)	whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

(d)	whether the shares of such series shall be subject to redemption by the corporation, and, if so, the times, prices and other conditions of such redemption;

(e)	by the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the corporation;

(f)	whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)	whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)	the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

(i)	the conditions or restrictions, if any, upon the creation of indebtedness of the corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and
(j)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.
     The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof; if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.
     Section 3. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which stockholders generally are entitled to vote. Subject to the provisions of law and the rights of the holders of any class or series of stock having a preference as to dividends over the Common Stock then outstanding, dividends may be paid on the Common Stock at such times and in such amounts as the Board of Directors shall determine. Upon the dissolution, liquidation or winding up of the corporation, after any preferential amounts to be distributed to the holders of any class or series of stock having a preference over the Common Stock then outstanding have been paid or declared and set apart for payment, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, respectively.”
     2. By deleting Article NINTH in its entirety and redesignating Article TENTH as Article NINTH.
     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a unanimous written consent of stockholders of the Corporation entitled to vote thereon was duly executed in accordance with Section 228(a) of the General Corporation Law of the State of Delaware approving said amendments.
     THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     FOURTH: That the capital of the Corporation will not be reduced under or by reason of said amendments.

     IN WITNESS WHEREOF, said Encore Wire Corporation has caused this certificate to be signed by Donald M. Spurgin, its President, and Nicholas B. Vita, its Secretary, this 23rd day of July, 1992.

ENCORE WIRE CORPORATION
By:	/s/ Donald M. Spurgin
Donald M. Spurgin, President

ATTEST:
By:	/s/ Nicholas B. Vita
Nicholas B. Vita, Secretary

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
ENCORE WIRE CORPORATION
     Encore Wire Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:
     FIRST: That the Board of Directors of the Corporation, in a properly constituted meeting thereof held on May 4, 2004, duly adopted the following resolution providing for the following amendment to the Certificate of Incorporation of the Corporation.
     RESOLVED, that the Board of Directors of the Corporation deems and declares it to be advisable and in the best interests of the Corporation and its stockholders, and proposes and recommends to the stockholders of the Corporation, that the Certificate of Incorporation of the Corporation be amended by changing Section 1 of Article FOURTH thereof so that as amended said Section 1 of Article FOURTH shall read in its entirety as follows:
     “Fourth: Section 1. The total number of shares of all classes of stock which the corporation shall have authority to issue is Forty-Two Million (42,000,000), consisting of:
(i)	Two Million (2,000,000) shares, par value $.01 per share, to be designated “Preferred Stock”; and

(ii)	Forty Million (40,000,000) shares, par value $.01 per share, to be designated “Common Stock”.”
     SECOND: Thereafter, pursuant to resolution of its Board of Directors, a majority of the outstanding stock entitled to vote thereon was voted in favor of the forgoing amendment at a special meeting of stockholders of the Corporation duly called and held upon notice in accordance Section 222 of the General Corporation Law of the State of Delaware.
     THIRD: That the forgoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of the Corporation will not be reduced under or by reason of the forgoing amendment.
     IN WITNESS WHEREOF, Encore Wire Corporation has caused this certificate to be signed by Vincent A. Rego, its Chairman of the Board and Chief Executive Officer, and Frank J. Bilban, its Secretary, this 20th day of July, 2004.

ENCORE WIRE CORPORATION
By:	/s/ Vincent A. Rego
Vincent A. Rego, Chairman and
Chief Executive Officer

ATTEST:
/s/ Frank J. Bilban
Frank J. Bilban, Secretary

CERTIFICATE OF OWNERSHIP AND MERGER
of
EWC GP CORP.
(a Delaware corporation)
with and into
ENCORE WIRE CORPORATION
(a Delaware corporation)
(UNDER SECTION 253 OF THE GENERAL
CORPORATION LAW OF THE STATE OF DELAWARE)
     Encore Wire Corporation, a Delaware corporation, hereby certifies that:
     (1) The name and state of incorporation or formation of each of the constituent corporations are:
(a)	Encore Wire Corporation, a Delaware corporation (the “Corporation”); and

(b)	EWC GP Corp., a Delaware corporation (“EWC GP”).
     (2) The Corporation owns 100% of the issued and outstanding shares of the capital stock of EWC GP.
     (3) The Corporation shall be the surviving corporation in the merger and its name shall remain “Encore Wire Corporation”.
     (4) The Certificate of Incorporation of the Corporation shall be the Certificate of Incorporation of the surviving corporation.
     (5) Pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation adopted resolutions authorizing the merger of EWC GP with and into the Corporation by unanimous written consent. A copy of such resolutions, which were adopted as of June 25, 2007, is attached as Exhibit A hereto.
     (6) The merger is to be effective at 12:03 a.m. Eastern Time on June 29, 2007.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its authorized officer on the 28th day of June, 2007.

ENCORE WIRE CORPORATION
By:	/s/ Daniel L. Jones
	Name:	Daniel L. Jones
	Title:	President

EXHIBIT A
Relating to Merger of EWC GP Corp, into and with Encore Wire Corporation (the “Corporation”)
     WHEREAS, the 2007 Reorganization contemplates that EWC GP Corp. be merged into and with the Corporation with the Corporation as the surviving corporation to be governed by the laws by the State of Delaware; and
     WHEREAS, after careful consideration by the Board of Directors the conclusion has been reached that the proposed merger is in the best interests of the Corporation and its stockholders;
     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable and in the best interest of the Corporation and its stockholders and hereby approves the merger of EWC GP Corp. into and with the Corporation with the Corporation as the surviving corporation to be governed by the laws of the State of Delaware all in accordance with and substantially upon the terms, provisions and conditions to be set forth in the merger agreement referred to below.
     RESOLVED FURTHER, that the Corporation as the sole stockholder of EWC GP Corp. approves the proposed merger.
     RESOLVED FURTHER, that the Designated Officers are hereby authorized and directed, in the name and an behalf of the Corporation to execute and deliver an agreement and plan of merger in such form and with such terms, provisions and conditions as such officers may in their sole and absolute discretion approve (the “Merger Agreement”), such approval to be conclusively evidenced by the execution and delivery of the Merger Agreement and a consent of sole stockholder evidencing the Corporation’s consent to the proposed merger.
     RESOLVED FURTHER, that the Designated Officers are hereby further authorized and directed in the name and on behalf of the Corporation do perform or cause to be done and performed all such acts as such officers shall be deemed necessary, advisable or appropriate in order to perform and comply with all covenants and agreements of the Corporation contained in the Merger Agreement and to meet and satisfy all conditions contained therein and to carry out and consummate the merger of EWC GP Corp. into and with the Corporation.
Relating to Further Authorization
     RESOLVED, that each of the Designated Officers is hereby severally authorized and directed to take or cause to be taken all such further action and to sign, execute, acknowledge, certify, deliver, accept, record and file all such further instruments, in the name and on behalf of the Corporation, as in his judgment shall be necessary, desirable or advisable in order to carry out the intent, and to accomplish the purposes, of the foregoing resolutions.
     RESOLVED FURTHER, that all actions heretofore taken by the Designated Officers in connection with the foregoing matters are approved, ratified and confirmed in all respects.

Relating to Ratification of Prior Acts
     RESOLVED FURTHER, that any and all actions the proper officers may have taken on behalf of the Corporation prior to the adoption of these resolutions are hereby approved, ratified and confirmed.